Provident Financial Services, Inc. Completes Acquisition of Team Capital Bank

Company Release – 06/02/14 08:00

ISELIN, N.J., June 2 – Provident Financial Services, Inc., (NYSE: PFS) (“Provident”) announced today that its acquisition of Team Capital Bank (“Team Capital”) was completed on May 30, 2014.  In accordance with the Agreement and Plan of Merger dated as of December 19, 2013, Team Capital merged with and into Provident’s subsidiary, The Provident Bank (the “Bank”).

The combined company has assets of approximately $8.4 billion and a network of 87 branches serving customers in thirteen counties throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania.  Provident will issue approximately 5 million shares of its common stock and pay approximately $31.5 million in cash to Team Capital’s stockholders in the transaction.

In commenting on the merger, Christopher Martin, Provident’s Chairman, President and CEO, said, “I want to personally welcome Team Capital’s customers, employees and stockholders to Provident.  This combination greatly enhances our ability to serve the financial needs of businesses and individuals in the growing Eastern Pennsylvania market as well as affluent Hunterdon and Somerset counties.  I also want to welcome John Pugliese as a member of the Boards of Directors of both Provident and the Bank.”

Under the terms of the merger agreement, 75% of Team Capital’s common stock will be converted into Provident common stock and the remaining 25% will be converted into cash.  Each Team Capital stockholder had the option to elect to receive either 0.8575 shares of Provident common stock or $16.25 in cash, or a combination of Provident stock and cash for each Team Capital common share owned, subject to proration to ensure that in the aggregate 75% of the Team Capital shares will be converted into Provident common stock.  Materials for making such an election were mailed to Team Capital stockholders of record as of April 11, 2014.  The deadline for the return of the election forms was May 23, 2014.  The election and proration results will be announced when they become available this week.

Provident was advised by the investment banking firm of RBC Capital Markets and the law firm of Luse Gorman Pomerenk & Schick, P.C.  Team Capital was advised by the investment banking firms of Keefe, Bruyette & Woods, Inc. and Griffin Financial Group, LLC, as well as the law firm of Windels Marx Lane & Mittendorf, LLP.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could,” or “may”.  Provident does not have any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SOURCE:  Provident Financial Services, Inc.

Contact:  Leonard G. Gleason, SVP – Investor Relations
 (1-732-590-9300) len.gleason@providentnj.com